Exhibit 99.1

FOR RELEASE at 6:00 a.m. ET
Thursday, November 4, 2004

Contact: William E. Meade, Jr.
President and Chief Executive Officer
Phone: (303) 262-4500

StarTek Inc. Reports Third Quarter Earnings and Raises Dividend

Board Authorizes Stock Repurchase Program Up to $25 Million

DENVER – November 4, 2004 – StarTek Inc. (NYSE:SRT) reported that fully diluted earnings per share from continuing operations decreased 21 percent for the quarter ended September 30, 2004, to $0.34 compared to $0.43 for the third quarter of 2003. Fully diluted earnings per share including discontinued operations decreased by 45 percent to $0.22, compared to $0.40 for the same period in the prior year. For the nine months ended September 30, 2004, fully diluted earnings per share from continuing operations increased 24 percent to $1.29 from $1.04 for third quarter of 2003. Fully diluted earnings per share including discontinued operations increased 14 percent to $1.12 compared to $0.98 for the same period in the prior year. Discontinued operations consist of operations in the United Kingdom, which as previously reported were sold on September 30, 2004.

For the quarter ended September 30, 2004, revenue increased 13.9 percent while gross profit decreased 8.0 percent over the third quarter of 2003. The revenue increase was primarily driven by the continued strong growth in business process management services. The 5.1 percentage point decrease in gross margin, from 26.5 percent to 21.4 percent, was primarily due to:

–	the previously disclosed incentive tiered-price reduction with our largest client that generated increased volume at lower prices,

–	investments in launching an additional facility, and

–	re-deploying resources that required a one-time re-training expense to service incremental growth.

Selling, general and administrative expenses decreased by 0.1 percentage point as a percent of total revenue. The dollar increase in selling, general and administrative expenses was primarily attributed to the addition of three new sites over the prior year and costs associated with Sarbanes-Oxley compliance efforts.

For the nine months ended September 30, 2004, gross profit increased 23.5 percent on a revenue increase of 20.3 percent over the same period last year. The revenue increase was primarily due to the continued strong demand for our operational excellence model and the consistent delivery of service performance.

In addition, the Board of Directors declared an increase in the Company’s quarterly cash dividend to $0.41 per share, payable November 24, 2004, to StarTek shareholders of record as of November 11, 2004. The dividend per share for the 3rd quarter of 2004 was $0.40, which was increased from the 2nd quarter 2004 dividend of $0.39.

“While we are disappointed with the Company’s results for this quarter when compared with last year, we are confident the decisions and investments we have made in the quarter will support continued profitable growth,” said William E Meade, Jr., President and Chief Executive Officer of StarTek.

StarTek also announced that the Company’s Board of Directors has authorized the Company to repurchase up to $25 million of StarTek’s common stock. The repurchase program is effective immediately and will remain in effect until terminated by the Board of Directors. The repurchase program will allow the company to repurchase its shares from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately-negotiated transactions, depending on market conditions and other factors. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

“We’re undertaking this stock buy-back program with high confidence in our current operational performance,” Meade said. “Our fundamentals are strong, and our capital position affords us the opportunity to repurchase stock at an attractive market price. We see this as an excellent investment opportunity that’s in the best interests of our shareholders.”

Company Profile

StarTek Inc. is a leading provider of business process outsourced services, which consist of business process management and supply chain management services. StarTek provides services from eighteen operating facilities, including five in Colorado, five in Canada, two in Virginia and one each in Illinois, Louisiana, Oklahoma, Tennessee, Texas and Wyoming. The Company’s primary clients are in the telecommunications and computer software industries, and it also serves clients in the computer hardware, consumer products, cable TV, entertainment, utility, internet, and e-commerce industries. Please visit the Company’s website at www.startek.com.

Conference Call

President and Chief Executive Officer Bill Meade will host a conference call to discuss the Company’s financial results beginning at 6:30 a.m. Mountain Time (8:30 a.m. Eastern Time) on November 4, 2004. The call can be accessed as follows:

USA:	(800) 322-2803
International:	(617) 614-4925
Passcode:	16346854
Conference Host:	Bill Meade

A dial-in replay will be available November 4 at 8:30 a.m. Mountain Time through November 12 and can be accessed as follows:

USA:	(888) 286-8010
International:	(617) 801-6888
Passcode:	83266947

A web-based replay will be available on November 6 and accessible from the Investor Relations section of the company’s website at www.startek.com.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

The implementation of a stock repurchase program is subject to various risks and uncertainties. These risks and uncertainties may affect the timing and amounts of stock repurchases under the program and other circumstances related to purchases under the program. Repurchases under the program are subject to the discretion of management based on market conditions and other factors, including the trading price of StarTek’s common stock, availability of stock, alternative uses of capital and StarTek’s financial condition. No assurance can be given as to the time period over which the shares will be repurchased or as to whether and to what extent the share repurchase will be consummated.

The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, loss of its principal clients, concentration of its client base in a few select industries, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks relating to fluctuations in the value of StarTek’s investment securities portfolio, risks associated with advanced technologies, inability to grow its business, inability to effectively manage growth, dependence on qualified employees and key management personnel, potential future declines in revenue, lack of a significant international presence, and risks relating to conducting business in Canada. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2003, and subsequent filings with the Securities and Exchange Commission.

STARTEK INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31,	September 30,
	2003	2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,955	$12,273
Investments	41,812	36,746
Trade accounts receivable, less allowance for doubtful accounts of $790 and $357, respectively	43,388	42,620
Inventories	1,720	2,505
Income tax receivable	805	12,432
Deferred tax assets	2,250	3,205
Prepaid expenses and other current assets	907	2,438

Total current assets	96,837	112,219
Property, plant and equipment, net	54,563	57,012
Long term deferred tax assets	1,743	185
Other assets	464	643

Total assets	$153,607	$170,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,917	$11,342
Accrued liabilities	10,310	13,893
Current portion of long-term debt	26	2,442
Other current liabilities	358	171

Total current liabilities	19,611	27,848
Long-term debt, less current portion	78	6,293
Other liabilities	918	840
Stockholders’ equity:
Common stock	144	145
Additional paid-in capital	53,917	57,464
Cumulative translation adjustment	446	751
Unrealized gain/(loss) on investments available for sale	1,462	(4)
Retained earnings	77,031	76,722

Total stockholders’ equity	133,000	135,078

Total liabilities and stockholders’ equity	$153,607	$170,059

STARTEK INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2004	2003	2004
Revenues	$58,631	$66,776	$160,696	$193,352
Cost of services	43,074	52,466	120,797	144,067

Gross profit	15,557	14,310	39,899	49,285
Selling, general and administrative expenses	6,620	7,466	18,645	21,255

Operating profit	8,937	6,844	21,254	28,030
Net interest income and other	1,004	793	2,925	2,566

Income from continuing operations before income taxes	9,941	7,637	24,179	30,596
Income tax expense	3,697	2,677	8,994	11,470

Net income from continuing operations	6,244	4,960	15,185	19,126

Discontinued operations
Loss from operations of discontinued operations	(548)	(491)	(1,520)	(1,841)
Loss from disposal of discontinued operations	—	(2,316)	—	(2,316)
Income tax benefit	204	1,075	566	1,592

Loss on discontinued operations	(344)	(1,732)	(954)	(2,565)

Net income	5,900	3,228	14,231	16,561

Weighted average shares of common stock	14,248,378	14,470,060	14,220,574	14,423,027
Dilutive effect of stock options	432,674	275,028	338,656	366,368

Common stock and common stock equivalents	14,681,052	14,745,088	14,559,230	14,789,395

Earnings per share from continuing operations:
Basic	$0.44	$0.34	$1.07	$1.33
Diluted	$0.43	$0.34	$1.04	$1.29
Earnings per share including discontinued operations:
Basic	$0.41	$0.22	$1.00	$1.15
Diluted	$0.40	$0.22	$0.98	$1.12

STARTEK INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2003	2004
Operating Activities
Net income	$14,231	$16,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,478	9,452
Deferred income taxes	(1,815)	1,344
Net (gain) loss on sale of assets	(28)	1,837
Changes in operating assets and liabilities:
Sales of trading securities, net	1,956	1,126
Trade accounts receivable, net	4,513	768
Inventories	(708)	(785)
Prepaid expenses and other assets	25	(1,710)
Accounts payable	(3,027)	2,425
Income taxes payable	1,105	(10,824)
Accrued and other liabilities	2,960	3,318

Net cash provided by operating activities	26,690	23,512
Investing Activities
Purchases of investments available for sale	(38,792)	(131,011)
Proceeds from disposition of investments available for sale	34,657	132,618
Purchases of property, plant and equipment	(15,328)	(13,038)
Proceeds from disposition of property plant and equipment	129	—

Net cash used in investing activities	(19,334)	(11,431)
Financing Activities
Proceeds from stock option exercises	1,494	2,745
Principal payments on borrowings, net	(2,428)	(1,369)
Dividend payments	(5,128)	(16,869)
Proceeds from borrowings	—	10,000

Net cash used in financing activities	(6,062)	(5,493)
Effect of exchange rate changes on cash	(493)	(270)

Net decrease in cash and cash equivalents	801	6,318
Cash and cash equivalents at beginning of period	13,143	5,955

Cash and cash equivalents at end of period	$13,944	$12,273